Exhibit 10.1

THIRD ADDENDUM TO EMPLOYMENT AGREEMENT

THIS THIRD ADDENDUM TO EMPLOYMENT AGREEMENT (the “Third Addendum”) is made effective as of the 27th day of June, 2006, by and between Anworth Mortgage Asset Corporation, a Maryland corporation (“Anworth”), and Joseph Lloyd McAdams (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive and Anworth Mortgage Advisory Corporation (the “Company”) entered into an employment agreement dated January 1, 2002 (as amended to date, the “Agreement”).

WHEREAS, the Agreement was assumed by Anworth and the Executive, and the Company and Anworth entered into an addendum to such employment agreement dated April 18, 2002 (the “Addendum”) and an addendum to such employment agreement dated May 28, 2004 (the “Second Addendum”).

WHEREAS, Anworth and the Executive desire to further modify the terms of the Executive’s employment under the Agreement.

NOW THEREFORE, the parties hereby covenant and agree as follows:

1. Effective Date. This Third Addendum shall become effective on the date hereof.

2. Timing of Payments.

(a) Timing of Termination Payments. Notwithstanding anything to the contrary in the Agreement, Addendum or Second Addendum, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if you are a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, you agree that any payments to be made pursuant to Section 5 of the Agreement or any of Sections 8, 9 or 10 of the Addendum that are considered to be non-qualified deferred compensation distributable in connection with your separation from service for purposes of Section 409A of the Code, and which otherwise would have been payable at any time during the six-month period immediately following such separation from service, shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In light of the uncertainty surrounding the application of Section 409A of the Code, the Company cannot make any guarantee as to the treatment under Section 409A of the Code of any payments made or benefits provided under the Agreement or the Addenda.

(b) Timing of Annual Bonus Payments. Any discretionary or incentive bonus payable to the Executive with respect to services performed during any calendar year, whether pursuant to Section 4(b) of the Agreement, Section 7(b) of the Addendum or otherwise, shall be paid no later than March 15 of the calendar year following the calendar year to which the bonus relates.

3. Base Salary Severance. Section 9(a) of the Addendum is hereby deleted and replaced in its entirety with the following:

“(a) Base Salary Severance. In lieu of any amounts to which the Executive is entitled to under Section 5(c)(iii) of the Agreement, the Executive shall instead be entitled to a lump sum payment equal to three times his Base Salary.”

4. Incentive Compensation Severance. Section 9(b)(ii) of the Addendum is hereby deleted and replaced in its entirety with the following:

“(ii) an amount equal to one hundred fifty percent (150%) of the greater of (A) the highest amount paid or that could be payable (in the aggregate) under the 2002 Incentive Plan during any one of the three (3) fiscal years prior to the Termination Date, or (B) the highest amount paid or that could be payable (in the aggregate) under the 2002 Incentive Plan during any one of the three (3) fiscal years following the Termination Date (the “Subsequent Payment Period”), assuming for purposes of this Addendum that the 2002 Incentive Plan remains in full force and effect without modification during such Subsequent Payment Period. On the Termination Date, Anworth shall pay the Executive the amount set forth under subsection (A) above. On the final day of the

Subsequent Payment Period, Anworth shall pay the Executive the amount, if any, by which the amount set forth under subsection (B) above exceeds the amount set forth under subsection (A) above, without regard to whether or not the time period set forth under subsection (A) above is shorter than the Subsequent Payment Period.”

5. Non-Compete. Section 11 of the Addendum is hereby deleted and replaced in its entirety with the following:

“11. Non-Compete. The Executive will not, without the prior written consent of Anworth, manage, operate, control or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the American Stock Exchange, the NASDAQ National Market System or the New York Stock Exchange, provided that the Executive shall not, other than with respect to Anworth, own more than five percent of the outstanding shares of any publicly traded company) or partner with, or as an officer, director, employee or consultant of, any residential mortgage REIT for a period of one (1) year following termination of his employment with Anworth. During such one (1) year period, the Executive shall not solicit any employees of the Company (other than employees who are members of the Executive’s immediate family) to work for any person or entity the business of which is competitive with the business of Anworth. The Executive shall keep confidential all materials, files, reports, correspondence, records and other documents (“Anworth Materials”) used, prepared or made available to him in connection with his employment by Anworth and which have not otherwise been made available to the public, and upon termination of his employment shall return such Anworth Materials to Anworth. The Executive acknowledges that Anworth may seek injunctive relief or other specific enforcement of its rights under this Section 11. Notwithstanding the foregoing, upon the occurrence of a Change of Control of Anworth, the provisions of this Section 11 shall immediately terminate and shall no longer be of any force or effect.”

6. Remaining Terms Unchanged. The parties agree that all terms and conditions of the Agreement (as modified by the Addendum, the Second Addendum and this Third Addendum), including, but not limited to, all provisions pertaining to compensation, termination, choice of law and arbitration, shall remain in full force and effect as modified hereby.

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IN WITNESS WHEREOF, this Third Addendum to Employment Agreement is executed as of the day and year first above written.

Executive

/s/ Joseph Lloyd McAdams
Joseph Lloyd McAdams

Anworth Mortgage Asset Corporation

By:	/s/ Thad M. Brown
Name: Thad M. Brown
Title: Chief Financial Officer